                                                Filed Pursuant to Rule 424(b)(3)
                                                    Registration #No. 333-121263

                     FINAL TERMS NO: 1611 DATED 16 MAY 2006

                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF $70,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2010,
   CURRENTLY TOTALING A$934,000,000.00 (A$934,000,000.00 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 20, 2004 and the accompanying prospectus dated December 17, 2004 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 14, 2005, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive")(hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. This pricing supplement will be published on the Luxembourg Stock Exchange's website.

1.  (i)  Issuer:                          Queensland Treasury Corporation

    (ii) Guarantor:                       The Treasurer on behalf of the
                                          Government of Queensland

2.       Benchmark line:                  2010

                                          (to be consolidated and form a single
                                          series with QTC 5.5% Global A$ Bonds
                                          due 14 May, 2010, ISIN US748305F57)

3.       Specific Currency or             AUD ("A$")
         Currencies:

4.  (i)  Issue price:                     98.640%

    (ii) Dealers' fees and commissions    No fee or commission is payable in
         paid by Issuer:                  respect of the issue of the bond(s)
                                          described in this Pricing Supplement.
                                          Instead, QTC pays fees and commissions
                                          in accordance with the procedure
                                          described in the QTC Offshore and
                                          Onshore Fixed Interest Distribution
                                          Group Operational Guidelines.

5.       Specified Denominations:         A$1,000

6.  (i)  Issue Date:                      17 May 2006

    (ii) Record Date (date on and from    7 May/7 November
         which security is
         Ex-interest):

    (iii)Interest Payment Dates:          14 May/14 November

7.       Maturity Date:                   14 May 2010

8.       Interest Basis:                  5.5 per cent Fixed Rate

9.       Redemption/Payment Basis:        Redemption at par

10.      Change of Interest Basis or      Not Applicable
         Redemption/Payment Basis:

11. (i)  Status of the Bonds:             Senior and rank pari passu with other
                                          senior, unsecured debt obligations of
                                          QTC

    (ii) Status of the Guarantee:         Senior and ranks pari passu with all
                                          its other unsecured obligations

12.      Method of distribution:          Non-syndicated

                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.      Fixed Rate Note Provisions
         Applicable

    (i)  Rate(s) of Interest:             5.5 percent per annum payable
                                          semi-annually in arrears

    (ii) Interest Payment Date(s):        14 May and 14 November in each year up
                                          to and including the Maturity Date

    (iii)Fixed Coupon Amount(s):          A$27.50 per A$1,000 in nominal amount

    (iv) Determination Date(s):           Not Applicable

    (v)  Other terms relating to the      None
         method of calculating interest
         for Fixed Rate Bonds:

                        PROVISIONS RELATING TO REDEMPTION

14.      Final Redemption Amount:         A$1,000 per bond of A$1,000 Specified

                                          Denomination

15.      Early Redemption Amount(s)       Not Applicable
         payable on redemption for
         taxation reasons or on event
         of default and/or the method
         of calculating the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.      Form of Bonds:                   Permanent Global Note not exchangeable
                                          for Definitive Bonds

17.      Additional Financial Centre(s)   Not Applicable
         or other special provisions
         relating to Payment Dates:

18.      Talons for future Coupons or     No
         Receipts to be attached to
         Definitive Bonds (and dates on
         which such Talons mature):

19.      Other terms or special           Not Applicable
         conditions:

                                  DISTRIBUTION

20. (i)  If syndicated, names and         Not Applicable
         addresses of Managers and
         underwriting commitments:

    (ii) Date of Dealer Agreement:        16 May 2006 (the "Trade Date")

    (iii)Stabilizing Manager(s) (if       Not Applicable
         any):

21.      If non-syndicated, name and      Commonwealth Bank of Australia Ltd
         address of relevant Dealer:      Level 4
                                          Cnr Pitt Street and Martin Place
                                          SYDNEY NSW 2000

22.      Whether TEFRA D or TEFRA C       TEFRA Not Applicable
         rules applicable or TEFRA
         rules not applicable:

23.      Additional selling               Not Applicable
         restrictions:

LISTING APPLICATION

This pricing supplement comprises the final terms required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in this pricing supplement.

Signed on behalf of the Issuer:


By:
    ---------------------------------
    Duly authorized

                           PART B - OTHER INFORMATION

1.    LISTING

(i)   Listing:                            Bourse de Luxembourg.

(ii)  Admission to trading:               Application has been made for the
                                          bonds to be admitted to trading on the
                                          regulated market of the Bourse de
                                          Luxembourg with effect from the Issue
                                          Date.

2.    RATINGS

      Ratings:                            The bonds to be issued have been
                                          rated:

                                          S&P:     AAA
                                          Moody's: Aaa

                                          An obligation rated 'AAA' by S&P has
                                          the highest credit rating assigned by
                                          Standard & Poor's. The obligor's
                                          capacity to meet its financial
                                          commitment on the obligation is
                                          extremely strong.

                                          Obligations rated Aaa by Moody's are
                                          judged to be of the highest quality
                                          with minimal credit risk.

                                          A credit rating is not a
                                          recommendation to buy, sell or hold
                                          securities and may be revised or
                                          withdrawn by the rating agency at any
                                          time. Each rating should be evaluated
                                          independently of any other rating.

3.    INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.    REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)   Reasons for the Offer:              See "Use of Proceeds" section in the
                                          prospectus supplement.

(ii)  Estimated net proceeds:             Not Applicable.

(iii) Estimated total expenses:           Not Applicable.

5.    YIELD

      Indication of yield:                5.90%

                                          Calculated as 7 basis points less than
                                          the yield on the equivalent A$
                                          Domestic Bond issued by the Issuer
                                          under its Domestic A$ Bond Facility on
                                          the Trade Date.

                                          The yield is calculated on the Trade
                                          Date on the basis of the Issue Price.
                                          It is not an indication of future
                                          yield.

6.    OPERATIONAL INFORMATION

(i)   ISIN Code:                          US748305BF57

(ii)  Common Code:                        21354040

(iii) CUSIP Code:                         748305BF5

(iv)  Any clearing system(s) other than   Not Applicable
      Depositary Trust Company,
      Euroclear Bank S.A./N.V. and
      Clearstream Banking, societe
      anonyme and the relevant
      identification number(s):

(v)   Delivery:                           Delivery free of payment

(vi)  Names and addresses of additional   Not Applicable
      Paying Agent(s) (if any):